Exhibit 99.1

BMP Sunstone Divests Ownership Stake in Alliance BMP Limited

Existing Distribution Business Sufficient to Pursue China’s Southern Market

Capital Allocation Decision Focuses on New Product Launches to Drive Enhanced Profitability

PLYMOUTH MEETING, PA., Aug. 4, 2009 (BUSINESS WIRE) – BMP Sunstone Corporation (NASDAQ: BJGP) (“BMP Sunstone” or the “Company”), today announced that it has entered into an agreement to divest its 20% ownership stake in Alliance BMP Limited, the Alliance Boots subsidiary that holds a 50% interest in leading Chinese pharmaceutical wholesaler Guangzhou Pharmaceuticals Corporation (“GP Corp.”).

David Gao, Chief Executive Officer of BMP Sunstone, stated, “Working alongside Alliance Boots, a leading international pharmacy-led health and beauty group, has been a very positive experience for us and I believe their ongoing commitment to the project speaks to the strength of the Chinese JV and unique growth opportunity for pharmaceutical distribution in Southern China. Furthermore this acquisition underlines Alliance Boots’ international strategy and reaffirms their ongoing commitment to the Chinese market. I look forward to continuing to work alongside Alliance Boots and the GP Corp. team during my ongoing two-year tenure as Chairman of GP Corp.”

Gao continued, “Since creating the Alliance BMP JV in 2008, BMP Sunstone has significantly matured into a specialty pharmaceutical company with a proprietary portfolio of branded pharmaceutical and healthcare products in China. We have considerable access to the Southern China market given our existing Wanwei and Rongheng platforms, and we remain committed to enhancing our product sales in that geography through a variety of non-exclusive channels, including GPC. Given that we are always evaluating our capital deployment strategies so that we generate the highest growth and returns for our shareholders, we believe our fastest path to enhance profitability is to focus on new product launches and our brand strength. Additionally, we’ll use a portion of the proceeds from today’s announcement for existing capital commitments.”

About BMP Sunstone Corporation

BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Currently this portfolio includes eight products under exclusive multi-year licenses for China, primarily focused on women’s health and pediatrics. The Company also owns Sunstone Pharmaceutical Co. Ltd., which manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold through approximately 120,000 pharmacies in China. The Company also provides pharmaceutical distribution services through its subsidiaries in Beijing and Shanghai, and through its affiliate, Guangzhou Pharmaceuticals Corp. The Company has its main office in Beijing, with a US office in Plymouth Meeting, PA. For more information, please visit www.bmpsunstone.com.

CONTACT

BMP Sunstone Corporation

Fred M. Powell

Chief Financial Officer

610-940-1675

Integrated Corporate Relations, Inc.

Ashley M. Ammon

203-682-8200 (Investor Relations)